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                                                                   Exhibit 10.20

                                LEASE AMENDMENT NO. 1



         This LEASE AMENDMENT NO. 1 (this amendment) is entered into as of December 20, 1996, by and between Computer Learning Centers, Inc., Successor to CLC TRAINING CORPORATION, a Delaware corporation ("Tenant"), and COMMUNITY TOWERS, LLC, a Delaware limited liability company ("Landlord") , with reference to the following facts:

         A. Landlord and Tenant are the current parties to that certain Standard Office Lease, dated as of August 12, 1991, together with an Addendum to Lease dated August 19, 1991 (said lease and said addendum together shall be referred to as the ("Lease"), for the lease by Tenant of space in a building located at 111 North Market Street, San Jose, California, as more particularly described in the Lease (the "Leased Premises") . All capitalized terms referred to in this Amendment shall have the same meaning defined in the Lease, except where expressly defined to the contrary in this Amendment.

         B.   Tenant has exercised its right to extend the Lease pursuant to section 50 of the Addendum to Lease comprising a part of the Lease. Accordingly, the parties desire to confirm such extension of the term of the lease and the monthly Base Rent during said extended term, upon the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Confirmation. Tenant acknowledges and agrees that: (a) Tenant is in sole possession of the Leased Premises demised under the Lease; (b) all work, improvements and furnishings required by Landlord under the Lease have been completed and accepted by Tenant; (c) all free rent and any other concession required under the Lease have been granted, used and otherwise satisfied; and
(d) it has no offset, claim, recoupment or defense against the payment of rent and other sums and the performance of all obligations of Tenant under the tease.

         2. Extended Term. Tenant has exercised its right under section 50 of the Addendum to Lease comprising a part of the Lease to extend the term of the Lease for five (5) years as provided in this Amendment. Accordingly section
1.5 of the Lease is amended to provide that the term of the Lease is extended for five (5) years and shall expire on December 20, 2001 (said extended term shall be referred to herein as the "Extended Term") . The parties acknowledge that Tenant has no further right to extend the term of the Lease. As a result, sections 50 and 60 of said Addendum to Lease are hereby deleted.

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              3.   Base Rent During Extended Term.  Effective December 21,
    1996, the monthly Base Rent during the Extended Term is $31,972.80, which includes during the Extended Term the cost for the 100 parking spaces provided in section 2.2 of the Lease and section 54 of said Addendum to Lease. Monthly Base Rent for any partial month shall be prorated on a daily basis.

               4. Parking. During the Extended Term, Lessee shall continue to have right to use 90 spaces at the so called "Church" parking lot and 10 spaces at the Boccardo parking lot fronting on San Pedro Street, as provided in section 54 of said Addendum to Lease, or in each case at another parking location within the radius set forth in section 54 of said Addendum to Lease; however such other location does not have to be in a facility controlled by Boccardo. The third paragraph (regarding Lessee option to lease up to 30 additional spaces) of section 54 of said Addendum to Lease is of no further force or effect. Neither Lessee nor any of its officers, employees, agents, students or invitees shall have any right to park without cost at the Office Building Project. Notwithstanding the deletion of Lessee's option to purchase up to 30 additional parking spaces under the third paragraph of section 54 of said Addendum, Lessor agrees to cooperate in good faith with Lessee in connection with Lessee's efforts to lease up to thirty (30) additional parking spaces at any parking facility within a two (2) block radius of the Building; provided, however, that (i) Lessee acknowledges and agrees that providing or obtaining all or any portion of such additional spaces is not an obligation of Lessor nor a condition to the performance of any obligation of Lessee, (ii) if all or any number of such additional spaces are made available to Lessee, Lessee shall be solely responsible for all costs and expenses for such additional spaces, and (iii) if all or any number of such additional spaces are made available, it may be done on terms and conditions acceptable to Lessor in its good faith but sole and absolute discretion and there is no agreement, guaranty, warranty or requirement that such additional space will be available throughout the term of the Lease, as extended hereby.

               5. HVAC. There currently exists a heating and air-conditioning unit on the ground floor of the Building that services the Leased Premises ("Ground Floor HVAC Unit"). At such time as Landlord shall be able to provide (and shall provide) the same level of comfort presently achieved using the Ground Floor HVAC Unit through use of the HVAC system available to the Building, Landlord shall have the right to disconnect the Ground Floor HVAC Unit.

               6. Hours of Operation. Section 53 of the Addendum to Lease comprising a part of the Lease is amended to provide that Lessee's hours of operation shall only be as follows:


         7:00   a.m. to   11:00 p.m.     - Mondays, Wednesday and Thursday
         7:00   a.m. to   6:00  p.m.     - Tuesdays and Fridays
        10:00   a.m. to   4:00  p.rn.    - Saturdays
                None                     - Sundays


               7.   General Provisions.

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                    7.1  Further Assurances.  Landlord and Tenant each agree to execute any and all documents and agreements reasonably requested by the other party to further evidence or effectuate this Amendment.

                    7.2 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

                    7.3 Reaffirmation. As amended hereby, the Lease shall remain in full force and effect.

                    7.4 Conflicts. In case of any conflict between any term or provision of this Amendment and the Lease, the term or provision of this Amendment shall govern.

                    7.5 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one agreement.



               IN WITNESS WHEREOF, this Amendment has been executed as of the date first set forth above.

               LANDLORD:    COMMUNITY TOWERS, LLC,
                            a Delaware limited liability company

                            By:  DIVCO COMMUNITY INVESTORS, LLC
                           Its:  Manager

                                   By:
                                   Name:
                                   Its:


               TENANT:   Computer Learning Centers, Inc., (successor to
                           CLC TRAINING CORPORATION,) a Delaware corporation

                                   By:
                                   Name:
                                   Its: